Filed pursuant to Rule 424(b)(5)
Registration No. 333-154920

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of
Securities to be Registered	Offering Price	Registration Fee(1)
6 7/8% Senior Notes due 2020	$900,000,000	$64,170
7 7/8% Senior Notes due 2040	$300,000,000	$21,390
Total	$1,200,000,000	$85,560

(1)	The registration fee of $85,560 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the $19,753 remaining of the previously paid registration fee with respect to the Registrant’s proposed offering of unsold securities registered under the Registration Statement on Form S-3 (No. 333-118106) initially filed with the Securities and Exchange Commission on August 10, 2004 was carried forward for application in connection with offerings under this registration statement. The entire $19,753 is being applied to offset a portion of the registration fee due for this offering. The remaining $65,807 of the registration fee is being paid in connection with this filing.

Prospectus Supplement
(To Prospectus dated October 31, 2008)

Pride International, Inc.
$900,000,000 6 7/8% Senior Notes due 2020

$300,000,000 7 7/8% Senior Notes due 2040

The 2020 notes will mature on August 15, 2020, and the 2040 notes will mature on August 15, 2040. We will pay interest on the notes of each series semiannually on February 15 and August 15 of each year, beginning February 15, 2011. We may elect to redeem any or all of the notes of a series at any time for an amount equal to 100% of the principal amount of the notes redeemed plus a make-whole premium plus accrued but unpaid interest to the redemption date. The redemption price is described beginning on page S-8 of this prospectus supplement. The notes will constitute our senior unsecured debt and will rank equally with our senior unsecured debt from time to time outstanding. We use the term “notes” to refer to both series of notes collectively.

We do not intend to apply for the listing of the notes on any securities exchange or for quotation of the notes in any dealer quotation system. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

			Proceeds to Us,
	Public Offering	Underwriting	Before
	Price(1)	Discount	Expenses(1)

Per 2020 Note	100.0%	0.735%	99.265%
Total	$900,000,000	$6,615,000	$893,385,000
Per 2040 Note	100.0%	0.858%	99.142%
Total	$300,000,000	$2,574,000	$297,426,000

(1) Plus accrued interest from August 6, 2010, if settlement occurs after that date.

Delivery of the notes in book-entry form only will be made through The Depository Trust Company for the benefit of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about August 6, 2010, against payment in immediately available funds.

Joint Book-Running Managers
Goldman, Sachs & Co.
Citi
Wells Fargo Securities
Natixis Bleichroeder LLC
BofA Merrill Lynch

Co-Managers

ING	Scotia Capital

J.P. Morgan	BBVA Securities

UBS Investment Bank	HSBC

Standard Chartered Bank	BNP PARIBAS

Howard Weil Incorporated	Tudor, Pickering, Holt & Co.

August 3, 2010

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospectus may have changed since these dates.

This prospectus supplement, the accompanying prospectus and any free writing prospectus that we have prepared contain the terms of this offering of notes. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information” in the accompanying prospectus.

SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but does not contain all information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of the offering of the notes, information about our business and financial data. We encourage you to read this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference, in their entirety before making an investment decision.

In this prospectus supplement and the accompanying prospectus, we refer to Pride International, Inc. and its subsidiaries as “we,” “us” or “Pride,” unless we specifically indicate otherwise or the context clearly indicates otherwise. The terms “2020 notes” and “2040 notes” refer to the 6 7/8% Senior Notes due 2020 and the 7 7/8% Senior Notes due 2040, respectively. The term “notes” refers to both series of notes collectively.

About Pride

We are one of the world’s largest offshore drilling contractors. As of July 28, 2010, we operated a fleet of 24 rigs, consisting of three deepwater drillships, 12 semisubmersible rigs, seven independent leg jackups and two managed deepwater drilling rigs. We also have three deepwater drillships under construction, with the total remaining costs for the construction projects estimated to be approximately $1.1 billion as of June 30, 2010. Our customers include major integrated oil and natural gas companies, state-owned national oil companies and independent oil and natural gas companies. Our competitors range from large international companies offering a wide range of drilling services to smaller companies focused on more specific geographic or technological areas.

We provide contract drilling services to oil and natural gas exploration and production companies through the use of mobile offshore drilling rigs in U.S. and international waters. We provide the rigs and drilling crews and are responsible for the payment of operating and maintenance expenses. In addition, we also provide rig management services on a variety of rigs, consisting of technical drilling assistance, personnel, repair and maintenance services and drilling operation management services.

The Offering

Securities Offered	$900 million aggregate principal amount of 6 7/8% Senior Notes due 2020

$300 million aggregate principal amount of 7 7/8% Senior Notes due 2040

Maturity Date	August 15, 2020 for the 2020 notes

August 15, 2040 for the 2040 notes

Interest Payment Dates	February 15 and August 15 of each year, commencing February 15, 2011

Optional Redemption	We may elect to redeem any or all of the notes of a series at any time at a redemption price equal to the principal amount of notes redeemed plus a make-whole premium. We will also pay accrued but unpaid interest to the redemption date. Please read “Description of the Notes — Optional Redemption.”

Ranking	The notes will constitute our senior unsecured debt and will rank:

• equally in right of payment with our senior unsecured debt from time to time outstanding;

• senior in right of payment to our subordinated debt from time to time outstanding; and

• effectively junior to our secured debt and to the debt of our subsidiaries from time to time outstanding.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

• incur debt secured by liens;

• engage in sale/leaseback transactions; and

• merge, consolidate or transfer all or substantially all of our assets.

Change in Control	If specified change in control events resulting in specified rating declines with respect to a series of notes (as described under “Description of the Notes — Repurchase at the Option of Holders on Certain Changes in Control”) occur prior to maturity, you may require us to purchase all or part of your notes of that series at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest through the applicable purchase date.

Use of Proceeds	We expect the net proceeds from the offering of the notes to be approximately $1,189.3 million, after deducting underwriting discounts and estimated expenses of the offering that we will pay. We will use approximately $517.6 million of the net proceeds to retire the $500 million outstanding principal amount of our 7 3/8% Senior Notes due 2014. We expect to use the remaining net proceeds for general corporate purposes, which may include payments with respect to our three drillships under construction and other capital expenditures.

Further Issues	The 2020 notes will be limited initially to $900 million in aggregate principal amount, and the 2040 notes will be limited initially to $300 million in aggregate principal amount. We may, however, “reopen” each series of the notes and issue an unlimited principal amount of additional notes of that series in the future without the consent of the holders.

Governing Law	The notes will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	You should consider carefully all of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, before making an investment decision, you should evaluate the risks set forth under “Risk Factors” in this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly report on Form 10-Q for the quarter ended June 30, 2010.

RISK FACTORS

An investment in the notes involves risks. Before making an investment decision, you should carefully consider the risks described below and in the section captioned “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly report on Form 10-Q for the quarter ended June 30, 2010, which have been filed with the SEC and are incorporated by reference into this prospectus supplement, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the trading price of the notes could decline, and you may lose all or part of your investment.

The notes will be our senior unsecured obligations. As such, the notes will be effectively subordinated to our secured debt and the debt of our subsidiaries from time to time outstanding. Furthermore, as a holding company, we depend on cash we obtain from our subsidiaries to meet our debt service obligations.

The notes will constitute our senior unsecured debt and will rank equally in right of payment with our senior unsecured debt from time to time outstanding and senior in right of payment to our subordinated debt from time to time outstanding. The notes will be effectively junior to our secured debt from time to time outstanding with respect to the assets securing that debt. If we are involved in any dissolution, liquidation or reorganization, our secured debt holders, if any, would be paid before you receive any amounts due under the notes to the extent of the value of the assets securing their debt. In that event, you may not be able to recover any principal or interest you are due under the notes.

We currently conduct our operations through both U.S. and foreign subsidiaries, and our operating income and cash flow are generated by our subsidiaries. As a result, cash we obtain from our subsidiaries is the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the notes. In addition, holders of the notes will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries with respect to their assets and earnings. We recently amended our senior unsecured revolving credit facility, among other things, to add as a borrower thereunder one of our subsidiaries. Any borrowings by that subsidiary under the credit facility would be effectively senior in right of payment to the notes with respect to the assets of that subsidiary.

As of June 30, 2010, as adjusted to give effect to the issuance of the notes and the use of a portion of the proceeds to retire our 7 3/8% Senior Notes due 2014, we would have had outstanding $678.6 million of consolidated long-term indebtedness (including current maturities) in addition to the notes, of which approximately $498.3 million would have ranked equally in right of payment with the notes. As of such date, approximately $180.3 million would have been secured debt owed by subsidiaries and therefore would have been effectively senior in right of payment to the notes with respect to the assets of the subsidiary obligor, and none would have been secured debt of the parent company.

Because there is no public market for the notes, you may not be able to resell the notes easily or at a favorable price.

There are no existing trading markets for the notes. A market for the notes may not develop, and we are not certain of the liquidity of any market they may develop, the ability of the holders to sell their notes at all or the price at which holders would be able to sell their notes. If a market were to develop, the market price for the notes may be adversely affected by changes in prevailing interest rates, changes in our operating results and financial condition, performances or prospects for companies in our industry and changes in our overall market for similar securities.

We will be required to offer to purchase the notes in connection with a change in control only if specified rating declines for the notes occur. In addition, it may not be possible for us to purchase the notes on the occurrence of such a change in control.

We will be required to offer to repurchase the notes only in connection with specified change in control events that result in a rating decline. Change in control provisions of our other debt outstanding at the time may require a repurchase if a change in control occurs without requiring a rating decline. Accordingly, if a change in control were to occur that does not result in a rating decline, we could be required to repurchase other outstanding debt but would not be required to offer to repurchase the notes offered hereby. We may not have sufficient funds available or be able to obtain the financing necessary to make any of the debt payments, including purchases of the notes, described above.

If we were required to purchase the notes and we did not have the funds or financing available to make the debt payments, including purchases of the notes, an event of default would be triggered under the indenture governing the notes and certain other debt instruments. Each of these defaults could have a material adverse effect on us and the holders of the notes. See “Description of the Notes — Repurchase at the Option of Holders on Certain Changes in Control.”

USE OF PROCEEDS

We expect the net proceeds from the offering of the notes to be approximately $1,189.3 million, after deducting underwriting discounts and estimated expenses of the offering that we will pay. We will use approximately $517.6 million of the net proceeds to retire the $500 million outstanding principal amount of our 7 3/8% Senior Notes due 2014, including the prepayment premium and accrued and unpaid interest as described below. We expect to use the remaining net proceeds for general corporate purposes, which may include payments with respect to our three drillships under construction and other capital expenditures.

Upon the closing of this offering, we will issue a notice of redemption with respect to our 7 3/8% Senior Notes due 2014 with a redemption date on or about the 30th day following the closing date. In the redemption, we will pay an aggregate redemption premium of $12.3 million and accrued interest of approximately $5.3 million. With respect to our drillship construction projects, we made payments of $427 million in the first six months of 2010, with the total remaining costs estimated to be approximately $1.1 billion as of June 30, 2010. We anticipate making additional payments for the construction of these drillships of approximately $300 million for the remainder of 2010, and approximately $780 million in 2011. For additional information about the remaining payments on our drillship construction projects and our capital expenditures, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Other Sources and Uses of Cash” in our quarterly report on Form 10-Q for the quarter ended June 30, 2010.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2010 on an actual basis and as adjusted to give effect to the issuance of the notes and the use of a portion of the proceeds to retire our 7 3/8% Senior Notes due 2014 as described under “Use of Proceeds.” You should read this table in conjunction with our consolidated financial statements and related notes and other financial data incorporated by reference in the accompanying prospectus.

	As of June 30, 2010
	Actual	As adjusted
	(In millions)

Cash and cash equivalents	$311.0	$982.7

Long-term debt, less current portion:
Senior unsecured revolving credit facility(1)	$—	$—
8 1/2% Senior Notes due 2019, net of unamortized discount of $1.7 million	498.3	498.3
7 3/8% Senior Notes due 2014, net of unamortized discount of $1.3 million	498.7	—
MARAD notes, net of unamortized fair value discount of $1.6 million	150.0	150.0
6 7/8% Senior Notes due 2020 offered hereby	—	900.0
7 7/8% Senior Notes due 2040 offered hereby	—	300.0

Total long-term debt, less current portion	1,147.0	1,848.3
Stockholders’ equity	4,405.3	4,394.6	(2)

Total capitalization	$5,552.3	$6,242.9

(1)	In July 2010, we amended and restated our senior unsecured revolving credit facility, which, among other things, increased availability under the facility from $320 million to $720 million and extended the maturity to July 2013.

(2)	Reflects the $12.3 million prepayment premium in connection with the retirement of our 7 3/8% Senior Notes due 2014 and the $2.9 million write-off of the deferred financing costs and $1.3 million of discount related to those notes as of June 30, 2010. The after-tax impact on stockholders’ equity of the prepayment premium and the write-off is $10.7 million.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our historical ratio of earnings to fixed charges for the six-month period ended June 30, 2010 and for each of the years in the five-year period ended December 31, 2009. The following table also presents our pro forma ratio of earnings to fixed charges for the six-month period ended June 30, 2010 and the year ended December 31, 2009 to give effect to the issuance of the notes and the use of a portion of the proceeds to retire our 7 3/8% Senior Notes due 2014 as described under “Use of Proceeds.”

	Historical						Pro Forma
	Six						Six
	Months						Months
	Ended						Ended	Year Ended
	June 30,	Year Ended December 31,					June 30,	December 31,
	2010	2009	2008	2007	2006	2005	2010	2009

Ratio of Earnings to Fixed Charges	3.31x	5.19x	9.70x	4.38x	1.10x	1.02x	1.79x	2.86x

We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income from continuing operations before income taxes and minority interest plus fixed charges less capitalized interest. “Fixed charges” consist of interest expense, capitalized interest and that portion of operating lease rental expense we have deemed to represent the interest factor.

DESCRIPTION OF THE NOTES

We have summarized selected provisions of each series of the notes below. We will issue the notes under a senior indenture, dated as of July 1, 2004, between us and The Bank of New York Mellon, as trustee. Each series of the notes is a separate series of senior debt securities described in the accompanying prospectus, and this summary supplements that description. We urge you to read that description for other provisions that may be important to you.

As used in this “Description of the Notes” section, references to “Pride,” “we,” “our” or “us” refer solely to Pride International, Inc. and not to its subsidiaries. In addition, we have used in this description capitalized and other terms that we have defined below under “— Glossary” and in other parts of this description.

General

The 2020 notes will mature on August 15, 2020 and will bear interest at 6 7/8% per year. The 2040 notes will mature on August 15, 2040 and will bear interest at 7 7/8% per year. Interest on the notes of each series will accrue from August 6, 2010. We:

•	will pay interest semiannually on February 15 and August 15 of each year, commencing February 15, 2011;

•	will pay interest to the person in whose name a note is registered at the close of business on the February 1 or August 1 preceding the interest payment date;

•	will compute interest on the basis of a 360-day year consisting of twelve 30-day months;

•	will make payments on the notes at the offices of the trustee and any paying agent; and

•	may make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the note register.

We will issue the notes only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiples of $1,000 above that amount.

The 2020 notes will be limited initially to $900 million in aggregate principal amount, and the 2040 notes will be limited initially to $300 million in aggregate principal amount. We may, however, “reopen” each series of the notes and issue an unlimited principal amount of additional notes of that series in the future without the consent of the holders. We may reopen a series of notes only if the additional notes issued will be fungible with the original notes of the series for United States federal income tax purposes.

Optional Redemption

The notes of each series will be redeemable at our option, in whole or in part, at any time and from time to time, in principal amounts of $1,000 or any integral multiple of $1,000 above that amount for a redemption price equal to:

•	100% of the principal amount of the notes to be redeemed; and

•	a premium equal to the amount, if any, by which the sum of the present values of the Remaining Scheduled Payments on the notes being redeemed (excluding accrued and unpaid interest to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, exceeds the principal amount of the notes to be redeemed.

In each case, we also will pay accrued but unpaid interest to the redemption date.

“Treasury Rate” means the rate of interest per year equal to:

•	the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the applicable series of notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis rounding to the nearest month; or

•	if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable series of notes. “Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint.

“Comparable Treasury Price” means (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co. (and its successors), Citigroup Global Markets Inc. (and its successors) and two other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by us. If, however, any of them shall cease to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is such a dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding the redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal of and interest on each note to be redeemed that would be due after the related redemption date but for such redemption.

We will mail notice of a redemption not less than 30 days nor more than 60 days before the redemption date to holders of notes to be redeemed.

If we redeem less than all the notes of a series, the trustee will select the particular notes of the series to be redeemed pro rata, by lot or by another method the trustee deems fair and appropriate. Unless there is a default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Except as described above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund or mandatory redemption provisions.

Ranking

The notes of each series will constitute our senior unsecured debt and will rank equally in right of payment with the other series of notes and with our senior unsecured debt from time to time outstanding and senior in right of payment to our subordinated debt from time to time outstanding. The notes will be effectively junior to our secured debt from time to time outstanding with respect to the assets securing that debt.

We currently conduct our operations through both U.S. and foreign subsidiaries, and our operating income and cash flow are generated by our subsidiaries. As a result, cash we obtain from our subsidiaries is the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the notes. In addition, holders of the notes will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries with respect to their assets and earnings.

As of June 30, 2010, as adjusted to give effect to the issuance of the notes and the use of a portion of the proceeds to retire our 7 3/8% Senior Notes due 2014, we would have had outstanding $678.6 million of consolidated long-term indebtedness (including current maturities) in addition to the notes, of which approximately $498.3 million would have ranked equally in right of payment with the notes. As of such date, approximately $180.3 million would have been secured debt owed by subsidiaries and therefore would have been effectively senior in right of payment to the notes with respect to the assets of the subsidiary obligor, and none would have been secured debt of the parent company.

Repurchase at the Option of Holders on Certain Changes in Control

In the event that we experience any Change in Control resulting in a Rating Decline with respect to a series of notes, each holder of notes of such series will have the right, at the holder’s option, subject to the terms and conditions of the indenture, to require us to purchase all or any portion (provided that the principal amount must be $1,000 or an integral multiple thereof) of the holder’s notes of such series as of the date that is no later than 35 business days after the date on which the offer notice regarding the Change in Control is given as set forth below, which we refer to as the “Change in Control Purchase Date,” at a cash price equal to 101% of the outstanding principal amount of those notes plus accrued and unpaid interest, if any, through and including the Change in Control Purchase Date (subject to the right of holders on a record date to receive interest due on the relevant interest payment date), which we refer to as the “Change in Control Purchase Price.”

Within 15 business days after the Change in Control resulting in a Rating Decline, we will mail to the trustee and to each holder (and to beneficial owners if required by applicable law) of affected notes an offer notice regarding such Change in Control, which notice will state, among other things:

•	the date of such Change in Control and, briefly, the events causing such Change in Control;

•	the date by which the Change in Control Purchase Notice must be given;

•	the Change in Control Purchase Date;

•	the Change in Control Purchase Price;

•	the name and address of the paying agent;

•	the procedures that holders must follow to exercise their rights; and

•	the procedures for withdrawing a Change in Control Purchase Notice.

To exercise the purchase right, the holder must deliver written notice of the exercise of such right, which we refer to as a “Change in Control Purchase Notice,” to the paying agent prior to the close of business on the Change in Control Purchase Date. The Change in Control Purchase Notice must state:

•	the certificate number of any note in certificated form to be delivered by the holder thereof for purchase by us;

•	the series and the portion of the principal amount of notes of the series to be purchased, which portion must be $1,000 or an integral multiple thereof; and

•	that such notes are to be purchased by us pursuant to the applicable provisions of the notes.

Any Change in Control Purchase Notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the Change in Control Purchase Date. The notice of withdrawal must state the series, the principal amount and the certificate numbers of the notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

Payment of the Change in Control Purchase Price for a note for which a Change in Control Purchase Notice has been delivered and not validly withdrawn is conditioned upon delivery of such note (together with necessary endorsements) to the paying agent at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice, which delivery may be in book-entry form in accordance with the procedures of the applicable depositary for notes issued in global form. Payment of the Change in Control Purchase Price for such note will be made promptly following the later of the business day following the Change in Control Purchase Date or the time of delivery of such note. If the paying agent holds, in accordance with the terms of the indenture, money sufficient to pay the Change in Control Purchase Price of such note on the business day following the Change in Control Purchase Date, then, after the Change in Control Purchase Date, such note will cease to be outstanding, interest on such note will cease to accrue and will be deemed paid and all other rights of the holder will terminate (other than the right to receive the Change in Control Purchase Price upon delivery of such note), whether or not such note is delivered to the paying agent.

Events that may constitute a Change in Control under the indenture are certain sales, conveyances, transfers or leases of all or substantially all of the assets of us and our Subsidiaries, taken as a whole. New York law will govern the indenture and the notes, and there is no established quantitative definition under New York law of “substantially all” of the assets of a corporation. Accordingly, if we engaged in a transaction in which we disposed of less than all of our assets, a question of interpretation could arise as to whether that disposition was of “substantially all” of our assets and whether we were required to purchase notes at the option of the holders.

We will comply with the provisions of the Securities Exchange Act of 1934 that may then be applicable to our offer to purchase notes at the option of the holders thereof upon a Change in Control and, if required, will file a Schedule TO or any other required schedule.

The Change in Control purchase feature of the notes may, in certain circumstances, make more difficult or discourage a takeover of us and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

The provisions of the indenture relating to a Change in Control may not afford the holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect holders, if such transaction does not constitute a Change in Control.

We are required to offer to repurchase the notes only in the event that a Change in Control results in a Rating Decline. Change in control provisions of our other debt outstanding at the time may require a repurchase if a Change in Control occurs without requiring a Rating Decline. Accordingly, if a Change in Control were to occur that does not result in a Rating Decline, we could be required to repurchase other outstanding debt but would not be required to offer to repurchase the notes offered hereby. If a Change in Control were to occur, we may not have funds sufficient to pay the Change in Control Purchase Price for all of the notes that might be delivered by holders seeking to exercise the purchase right. In addition, our ability to purchase notes with cash may be limited by the terms of our then-existing borrowing agreements.

Restrictive Covenants

Limitation on Liens

We have agreed that we or any Subsidiary will issue, assume or guarantee Indebtedness for borrowed money secured by a lien upon a Principal Property or shares of stock or Indebtedness of any Subsidiary that owns or leases a Principal Property only if we secure the notes equally and ratably with or prior to the Indebtedness secured by that lien. If we so secure the notes, we have the option to secure any of our other Indebtedness or obligations equally and ratably with or prior to the Indebtedness secured by the lien and, accordingly, equally and ratably with the notes. This covenant has exceptions that permit:

(a) liens existing on the date we first issue the notes;

(b) liens on the property, assets, stock, equity or debt of any entity existing at the time we acquire that entity or its property or at the time the entity becomes a Subsidiary;

(c) intercompany liens in favor of us or any Subsidiary;

(d) liens in favor of governmental bodies to secure progress or advance payments;

(e) liens securing industrial revenue, pollution control or other revenue bonds;

(f) liens on assets either:

•	existing at the time we acquire the assets;

•	securing all or part of the cost of acquiring, constructing, improving, developing, expanding or repairing the assets; or

•	securing Indebtedness to finance the purchase price of the assets or the cost of constructing, improving, developing, expanding or repairing the assets that was incurred before, at or within 24 months after the acquisition, or completion of the construction, improvement, development, expansion or repair, of the assets or their commencing commercial operation;

(g) statutory or other liens arising in the ordinary course of our business and relating to amounts that are not yet delinquent or that we are contesting in good faith;

(h) liens in connection with legal proceedings or securing tax assessments;

(i) liens on stock, partnership or other equity interests in any Joint Venture or any Subsidiary that owns an equity interest in a Joint Venture to secure Indebtedness contributed or advanced solely to that Joint Venture; and

(j) any extensions, substitutions, replacements or renewals of the above-described liens.

In addition, without securing the notes as described above, we or any Subsidiary may issue, assume or guarantee Indebtedness that this covenant would otherwise restrict in a total principal amount that, when added to all of our and our Subsidiaries’ other outstanding Indebtedness that this covenant would otherwise restrict and the total amount of Attributable Indebtedness outstanding for Sale/Leaseback Transactions, does not exceed a “basket” equal to 15% of Consolidated Net Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Indebtedness from Sale/Leaseback Transactions in connection with which we have voluntarily retired debt securities issued under the indenture, Indebtedness of equal rank or Funded Indebtedness as described in clause (c) below under “Limitation on Sale/Leaseback Transactions.”

Limitation on Sale/Leaseback Transactions

We have agreed that we or any Subsidiary will enter into a Sale/Leaseback Transaction only if:

(a) we or that Subsidiary could incur Indebtedness in a principal amount equal to the Attributable Indebtedness for that Sale/Leaseback Transaction and, without violating the “Limitation on Liens” covenant, could secure that Indebtedness by a lien on the property to be leased without equally and ratably securing the notes;

(b) after the issuance of the notes and within the period beginning nine months before the closing of the Sale/Leaseback Transaction and ending nine months after the closing, we or any Subsidiaries have expended for property used or to be used in the ordinary course of business an amount equal to all or a portion of the net proceeds of the transaction, and we have elected to designate that amount as a credit against that transaction (with any amount not so designated to be applied as set forth in (c) below or as otherwise permitted); or

(c) during the nine-month period after the effective date of the Sale/Leaseback Transaction, we have applied to the voluntary defeasance or retirement of any debt securities under the indenture, any Indebtedness of equal rank to the notes or any Funded Indebtedness, an amount equal to the net proceeds of the sale or transfer of the property leased in the Sale/Leaseback Transaction (or, if greater, the fair value of that property at the time of the Sale/Leaseback Transaction as determined by our board of directors) adjusted to reflect the remaining term of the lease and any amount expended as set forth in clause (b) above.

Modification and Waiver

In addition to the limitations described in the accompanying prospectus under the heading “Description of Debt Securities — Modification and Waiver,” the supplemental indenture governing the notes will provide that, without the consent of each holder of an outstanding note, we may not materially and adversely affect the right provided in the indenture to require us to repurchase the notes described above under “— Repurchase at the Option of Holders on Certain Changes in Control.”

Paying Agents and Transfer Agents

The trustee will be appointed as paying agent and transfer agent for the notes. Payments on the notes will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the security register.

Other

We will make all payments on the notes without withholding or deducting any taxes or other governmental charges imposed by a United States jurisdiction, unless we are required to do so by applicable law. A holder of the notes may, however, be subject to U.S. federal income taxes, and taxes may be withheld on certain payments on the notes, as described under the caption “Certain United States Federal Tax Considerations for Non-U.S. Holders.” If we are required to withhold taxes, we will not pay any additional, or gross up, amounts with respect to the withholding or deduction.

We may at any time purchase notes on the open market or otherwise at any price. We will surrender all notes that we redeem or purchase to the trustee for cancellation. We may not reissue or resell any of these notes.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes of each series in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (in Europe) (“Euroclear”), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

None of us, the underwriters nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Glossary

“Attributable Indebtedness” means the present value of the rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction. To determine that present value, we use a discount rate equal to the lease rate of the Sale/Leaseback Transaction. For these purposes, rental payments do not include any amounts we are required to pay for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that we may terminate by paying a penalty, if the net amount would be reduced if we terminated the lease on the first date that it could be terminated, then this lower net amount will be used.

“Change in Control” means:

(1) a determination by us that any person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than a Parent Holding Company has become the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of our Voting Stock;

(2) we are merged with or into or consolidated with another entity and, immediately after giving effect to the merger or consolidation, less than 50% of the outstanding Voting Stock of the surviving or resulting entity is then beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) in the aggregate by:

•	our stockholders immediately prior to such merger or consolidation;

•	if the record date has been set to determine our stockholders entitled to vote on such merger or consolidation, our stockholders as of such record date; or

•	a Parent Holding Company;

(3) we, either individually or in conjunction with one or more Subsidiaries, sell, convey, transfer or lease, or the Subsidiaries sell, convey, transfer or lease, all or substantially all of our and our Subsidiaries’ assets, taken as a whole (either in one transaction or a series of related transactions), including capital stock of the Subsidiaries, to any person or entity (other than a Wholly Owned Subsidiary of us or a Parent Holding Company);

(4) the liquidation or dissolution of our company; or

(5) the first day on which a majority of the individuals who constitute the Board of Directors are not Continuing Directors.

The term “common stock” means our common stock, par value $.01 per share, as it exists on the first issue date of the notes or any other capital stock of us into which such common stock shall be reclassified or changed.

“Consolidated Net Tangible Assets” means the total amount of assets (after deducting applicable reserves and other properly deductible items) less:

•	all current liabilities (excluding liabilities that are extendable or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term indebtedness); and

•	all goodwill, trade names, trademarks, patents, unamortized indebtedness discount and expense and other like intangible assets.

We will calculate our Consolidated Net Tangible Assets based on our most recent quarterly balance sheet and in accordance with generally accepted accounting principles in the United States.

“Continuing Director” means an individual who is a member of our Board of Directors and either:

(1) who was a member of the Board of Directors on the first issue date of the notes; or

(2) whose nomination for election or election to the Board of Directors was approved by vote of at least a majority of the directors then still in office who were either directors on such issue date or whose election or nomination for election was previously so approved.

“Funded Indebtedness” means all Indebtedness that matures on or is renewable to a date more than one year after the date the Indebtedness is incurred.

“Indebtedness” means:

•	all indebtedness for borrowed money (whether full or limited recourse);

•	all obligations evidenced by bonds, debentures, notes or other similar instruments;

•	all obligations under letters of credit or other similar instruments, other than standby letters of credit, performance bonds and other obligations issued in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement;

•	all obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

•	all capitalized lease obligations;

•	all Indebtedness of others secured by a lien on any asset of the person in question (provided that if the obligations so secured have not been assumed in full or are not otherwise fully the person’s legal liability, then such obligations may be reduced to the value of the asset or the liability of the person); or

•	all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by the person in question to the extent of such guarantee.

“Investment Grade Status” with respect to a series of notes exists as of any time if at such time either:

•	the rating assigned to the notes of such series by Moody’s is Baa3 (or the equivalent) or higher and by S&P is BB+ (or the equivalent) or higher; or

•	the rating assigned to the notes of such series by Moody’s is Ba1 (or the equivalent) or higher and by S&P is BBB- (or the equivalent) or higher.

“Joint Venture” means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by us and/or one or more Subsidiaries. A Joint Venture is not treated as a Subsidiary.

“Parent Holding Company” means (a) from and after the time the common stock is not listed on a United States or foreign national or regional securities exchange or traded through the National Association of Securities Dealers Automated Quotation System or similar system or another entity succeeds to and is substituted for us under the indenture, an entity which, immediately after such time, had substantially the same stockholders, directly or indirectly, as us immediately prior to such time with holdings in substantially the same proportion as such stockholders’ holdings in us immediately prior to such time, (b) from and after the sale, conveyance, assignment, transfer, lease or other disposition of all or substantially all of our and our Subsidiaries’ assets, taken as a whole, us (as determined prior to the transaction) and (c) each Wholly Owned Subsidiary of another Parent Holding Company.

“Principal Property” means any drilling rig or drillship, or integral portion thereof, owned or leased by us or any Subsidiary and used for drilling offshore oil and gas wells, which, in the opinion of our board of directors, is of material importance to the business of us and our Subsidiaries taken as a whole, but no such drilling rig or drillship, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets.

“Rating Decline” with respect to a series of notes means that, at any time within 90 days (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by either Moody’s or S&P) after the later of the date of public notice of a Change in Control, or of public notice of our intention or that of any other person to effect a Change in Control, the rating of the notes of such series is decreased by both Moody’s and S&P by one or more ratings categories and the notes of such series following such downgrade do not qualify for Investment Grade Status. A Rating Decline will be deemed to occur as a result of a Change in Control if it occurs within the foregoing timeframe.

“Sale/Leaseback Transaction” means any arrangement with anyone under which we or any Subsidiary leases any Principal Property that we or that Subsidiary has or will sell or transfer to that person. This term excludes the following:

•	temporary leases for a term of not more than five years;

•	intercompany leases between us and a Subsidiary or between two or more Subsidiaries; and

•	leases of a Principal Property executed by the time of or within 12 months after the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation of the Principal Property.

“Subsidiary” means an entity at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. A Joint Venture is not treated as a Subsidiary.

“Voting Stock” means, with respect to any person, securities of any class or classes of capital stock of such person entitling the holders thereof (whether at all times or at the times that such class of capital stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such person.

“Wholly Owned Subsidiary” means, with respect to a person, any subsidiary of that person to the extent

(1) all of the Voting Stock of such subsidiary, other than any director’s qualifying shares mandated by applicable law, is owned directly or indirectly by such person or

(2) such subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such subsidiary to transact business in such foreign jurisdiction, if such person:

•	directly or indirectly owns the remaining capital stock of such subsidiary and

•	by contract or otherwise, controls the management and business of such subsidiary and derives the economic benefits of ownership of such subsidiary to substantially the same extent as if such subsidiary were a wholly owned subsidiary.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax considerations relating to the ownership and disposition of the notes by an entity that is a foreign corporation as to the United States, within the meaning of Section 7701(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or by an individual who is not a citizen or resident of the United States, within the meaning of Section 7701(b) of the Internal Revenue Code (a “nonresident alien”). This summary deals only with holders that purchase notes in the initial offering at their issue price (i.e., the first price at which a substantial amount of notes are sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that hold such notes as capital assets. This summary does not address all of the United States federal tax consequences that may be relevant to you in light of your particular circumstances or to holders who may be subject to special treatment under United States federal tax laws, such as certain expatriates, former long-term residents of the United States, and financial institutions. If you are an organization that is a partnership for United States federal income tax purposes or a partner in such organization, you are urged to consult with your own tax advisor as to the United States federal tax considerations that are applicable to you.

This summary, which does not purport to be a complete analysis of all relevant tax considerations, is based upon the provisions of the Internal Revenue Code, regulations, rulings and judicial decisions as of the date of this prospectus supplement. These authorities may be changed, perhaps with retroactive effect, so as to result in United States federal tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made in this summary, and we cannot assure you that the IRS will agree with such statements.

If the portfolio interest exemption applies to you, the interest that you receive on a note will not be subject to United States federal income tax or withholding tax. The portfolio interest exemption will apply if (i) you are a foreign corporation or a nonresident alien and the interest is not effectively connected with your conduct of a trade or business in the United States and (ii) you satisfy each of the following requirements:

•	you do not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is related to us, each within the meaning of the Internal Revenue Code; and

•	you certify that you are not a United States person by providing a properly completed IRS Form W-BEN or appropriate substitute form to us or our paying agent or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

If the portfolio interest exemption does not apply to you, then the interest that you receive on a note will be subject to United States federal withholding tax at a rate of 30 percent, unless a reduced treaty withholding rate or exemption applies to you, or the interest is effectively connected with your conduct of a trade or business in the United States. To claim a reduced withholding rate or exemption under the benefits of an applicable income tax treaty, you must provide a properly completed IRS Form W-8BEN or appropriate substitute form.

Interest on a note that is effectively connected with your conduct of a trade or business in the United States is not subject to Unites States federal withholding tax if you provide a properly completed IRS Form W-8ECI or appropriate substitute form. However, such interest will generally be subject to United States federal income tax on a net income basis and at rates generally applicable to United States persons. If you are a foreign corporation, such interest may also be subject to the United States branch profits tax.

Generally, any gain recognized on the sale, exchange, redemption or other disposition of a note will not be subject to United States federal income tax, unless (i) the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to your permanent establishment in the United States) or (ii) you are an individual who is present in the United States for 183 days or more in the taxable year in which such sale, exchange, redemption or other disposition occurs and certain other conditions are met.

The interest payments on a note and any amounts withheld from such payments will generally be reported to the IRS and to you on IRS Form 1042-S. Generally, neither information reporting on IRS Form 1099 nor backup withholding will apply to principal or interest payments or to amounts received on the sale, exchange, redemption or other disposition of a note, if a properly completed IRS Form W-8BEN or appropriate substitute form is provided to us or other appropriate person or the holder otherwise establishes an exemption. However, the exemption from backup withholding and information reporting requirements does not apply if the withholding agent or an intermediary knows or has reason to know that such exemption is not available to you. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability, and any excess may be refundable if the proper information is timely provided to the IRS.

Notes that are owned by an individual at the time of his or her death will, if such individual is not a citizen of the United States or resident of the United States for United States federal estate tax purposes at that time, not be subject to United States federal estate tax if the interest on the notes would be eligible at that time for the portfolio interest exemption (without regard to the certification of foreign status otherwise required to qualify for the portfolio interest exemption).

This summary of certain United States federal tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal tax laws to your particular situation as well as any tax consequences under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

UNDERWRITING

We and the underwriters for the offering named below, for whom Goldman, Sachs & Co., Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Natixis Bleichroeder LLC and Banc of America Securities LLC are acting as representatives and joint book-running managers, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table at the public offering prices less the underwriting discounts set forth on the cover page of this prospectus supplement.

	Principal Amount of	Principal Amount of
Underwriter	2020 Notes	2040 Notes

Goldman, Sachs & Co.	$128,574,000	$42,858,000
Citigroup Global Markets Inc.	128,574,000	42,858,000
Wells Fargo Securities, LLC	128,574,000	42,858,000
Natixis Bleichroeder LLC	128,574,000	42,858,000
Banc of America Securities LLC	64,287,000	21,429,000
ING Financial Markets LLC	45,918,000	15,306,000
Scotia Capital (USA) Inc.	45,918,000	15,306,000
J.P. Morgan Securities Inc.	45,918,000	15,306,000
BBVA Securities Inc.	45,918,000	15,306,000
UBS Securities LLC	36,738,000	12,246,000
HSBC Securities (USA) Inc.	27,549,000	9,183,000
Standard Chartered Bank	27,549,000	9,183,000
BNP Paribas Securities Corp.	27,549,000	9,183,000
Howard Weil Incorporated	9,180,000	3,060,000
Tudor, Pickering, Holt & Co. Securities, Inc.	9,180,000	3,060,000

Total	$900,000,000	$300,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.425% of the principal amount of 2020 notes and 0.500% of the principal amount of the 2040 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.5 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

Affiliates of certain of the underwriters are participants under our revolving credit facility. Specifically, Citibank, N.A., an affiliate of Citigroup Global Markets Inc., serves as administrative agent, an issuing bank and a lender; Wells Fargo Bank, N. A., an affiliate of Wells Fargo Securities, LLC, serves as syndication agent, an issuing bank and a lender; Natixis, an affiliate of Natixis Bleichroeder LLC, serves as an issuing bank, syndication agent and a lender; Bank of America, N.A., an affiliate of Banc of America Securities LLC, serves as documentation agent and a lender; and ING Financial Markets LLC, Scotia Capital (USA) Inc., J.P. Morgan Securities Inc., BBVA Securities Inc., UBS Securities LLC, HSBC Securities (USA) Inc., Standard Chartered Bank and BNP Paribas Securities Corp. or their respective affiliates serve as lenders. Additionally, an affiliate of Goldman, Sachs & Co. holds a portion of our outstanding 7 3/8% Senior Notes due 2014 and, accordingly, will receive a portion of the proceeds from this offering pursuant to the redemption of such notes.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA. Amegy Bank

National Association, a lender under our revolving credit facility, has acted as a financial advisor to us in connection with this offering and not as an underwriter, and it will receive fees in connection therewith.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Brady K. Long, our Vice President — General Counsel and Secretary, and Baker Botts L.L.P., Houston, Texas, our outside counsel, will issue opinions about certain legal matters in connection with the offering of the notes for us. Vinson & Elkins L.L.P., Houston, Texas, will issue an opinion about certain legal matters in connection with the offering for the underwriters.

EXPERTS

The consolidated financial statements of Pride International, Inc. as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 financial statements refers to a change in the method of accounting for uncertain tax positions in 2007.

Prospectus

Pride International, Inc.
5847 San Felipe, Suite 3300
Houston, Texas 77057
(713) 789-1400

Debt Securities
Preferred Stock
Common Stock
Warrants

We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. Our common stock is listed on the New York Stock Exchange under the symbol “PDE.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 31, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will describe the specific terms of that offering, including the names of any underwriters participating in the offering, the compensation of those underwriters and the net proceeds to us. Any dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933. The prospectus supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement together with the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

You should rely only on the information we have provided or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized any person, including any salesman or broker, to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and the prospectus supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

ABOUT PRIDE INTERNATIONAL, INC.

Pride is a leading international provider of offshore contract drilling services. As of October 28, 2008, we operated a global fleet of 45 offshore rigs, consisting of two deepwater drillships, 12 semisubmersible rigs, 27 jackups and four managed deepwater drilling rigs. We also have four ultra-deepwater drillships under construction. We are a Delaware corporation with our principal executive offices located at 5847 San Felipe, Suite 3300, Houston, Texas 77057. Our telephone number at such address is (713) 789-1400.

FORWARD-LOOKING INFORMATION

This prospectus, including the information we incorporate by reference, includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this prospectus or the documents we incorporate by reference that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These include such matters as:

•	market conditions, expansion and other development trends in the contract drilling industry and the economy in general;

•	our ability to enter into new contracts for our rigs, commencement dates for rigs and future utilization rates and contract rates for rigs;

•	customer requirements for drilling capacity and customer drilling plans;

•	contract backlog and the amounts expected to be realized within one year;

•	future capital expenditures and investments in the construction, acquisition and refurbishment of rigs (including the amount and nature thereof and the timing of completion and delivery thereof);

•	future asset sales and the consummation of the sales of our remaining Eastern Hemisphere land rig operations;

•	potential sale, distribution to stockholders or other capital market opportunities regarding our mat-supported jackup business;

•	expected use of proceeds from our asset sales;

•	adequacy of funds for capital expenditures, working capital and debt service requirements;

•	future income tax payments and the utilization of net operating loss and foreign tax credit carryforwards;

•	expected costs for salvage and removal of the Pride Wyoming and expected insurance recoveries with respect to those costs and the damage to offshore structures caused by the loss of the rig;

•	business strategies;

•	expansion and growth of operations;

•	future exposure to currency devaluations or exchange rate fluctuations;

•	expected outcomes of legal, tax and administrative proceedings, including our ongoing investigation into improper payments to foreign government officials, and their expected effects on our financial position, results of operations and cash flows;

•	future operating results and financial condition; and

•	the effectiveness of our disclosure controls and procedures and internal control over financial reporting.

We have based these statements on our assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. These statements are subject to a number of assumptions, risks and uncertainties, including those described under “Risk Factors” in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q and the following:

•	general economic and business conditions;

•	prices of oil and natural gas and industry expectations about future prices;

•	ability to adequately staff our rigs;

•	foreign exchange controls and currency fluctuations;

•	political stability in the countries in which we operate;

•	the business opportunities (or lack thereof) that may be presented to and pursued by us;

•	cancellation or renegotiation of our drilling contracts;

•	changes in laws or regulations; and

•	the validity of the assumptions used in the design of our disclosure controls and procedures.

Most of these factors are beyond our control. We caution you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in these statements.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include:

•	repayment or refinancing of debt;

•	acquisitions;

•	working capital;

•	capital expenditures; and

•	repurchases and redemptions of securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

We have presented in the table below our historical consolidated ratio of earnings to fixed charges for the periods shown.

	Nine
	Months
	Ended
	September 30,		Years Ended December 31,
	2008		2007		2006		2005		2004		2003

Ratio of earnings to fixed charges	12.25	x	7.58	x	4.44	x	2.42	x	1.82	x	1.61x

We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income from continuing operations before income taxes and minority interest plus fixed charges less capitalized interest. “Fixed charges” consist of interest expense, capitalized interest and that portion of operating lease rental expense we have deemed to represent the interest factor.

We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our general unsecured obligations. We will issue senior debt securities under an indenture, dated as of July 1, 2004, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. We refer to this indenture as the senior indenture. We will issue subordinated debt securities under an indenture to be entered into between us and a trustee we will name in the prospectus supplement relating to subordinated debt securities. We refer to this indenture as the subordinated indenture. We refer to the senior indenture and the subordinated indenture collectively as the indentures. The indentures will be substantially identical, except for provisions relating to subordination.

We have summarized material provisions of the indentures and the debt securities below. This summary is not complete. We have filed the senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. Please read “Where You Can Find More Information.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “we,” “us” or “our” refer to Pride International, Inc. only and not to any of its subsidiaries.

General

Neither indenture limits the amount of debt securities that may be issued under that indenture, and neither limits the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance. Our 7 3/8% Senior Notes due 2014 are currently outstanding under the senior indenture, and no securities are outstanding under the subordinated indenture.

The senior debt securities will constitute our senior unsecured indebtedness and will rank equally in right of payment with all of our other unsecured and unsubordinated debt and senior in right of payment to all of our subordinated indebtedness. The senior debt securities will be effectively subordinated to, and thus have a junior position to, our secured indebtedness with respect to the assets securing that indebtedness. The subordinated debt securities will rank junior to all of our senior indebtedness and may rank equally with or senior to other subordinated indebtedness we may issue from time to time.

We currently conduct our operations through both U.S. and foreign subsidiaries, and our operating income and cash flow are generated by our subsidiaries. As a result, cash we obtain from our subsidiaries is the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries on their assets and earnings.

Neither indenture contains any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the price at which we will issue the debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances we will pay any additional amounts with respect to the debt securities;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities;

•	the denominations in which we will issue the debt securities if other than $1,000 and integral multiples of $1,000;

•	whether payments on the debt securities will be payable in foreign currency or currency unit or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities;

•	with respect to the subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not inconsistent with the applicable indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Subordination

Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt (as defined below). Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of or any premium or interest on the subordinated debt securities if:

•	we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due; or

•	we default in performing any other covenant (a “covenant default”) on any Senior Debt that we have designated if the covenant default allows the holders of that Senior Debt to accelerate the maturity of the Senior Debt they hold.

Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from paying the subordinated debt securities only for up to 179 days after holders of the designated Senior Debt give the trustee for the subordinated debt securities notice of the covenant default.

The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

The subordinated indenture does not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless we inform you otherwise in the prospectus supplement, “Senior Debt” will mean all of our indebtedness, including guarantees, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt.

Consolidation, Merger and Sales of Assets

The indentures generally permit a consolidation or merger involving us. They also permit us to sell, lease, convey, assign, transfer or otherwise dispose of all or substantially all of our assets. We have agreed, however, that we will not consolidate with or merge into any entity or sell, lease, convey, assign, transfer or dispose of all or substantially all of our assets to any entity unless:

(1) either

•	we are the continuing entity, or

•	the resulting entity is organized under the laws of the United States, any state thereof, the District of Columbia, the Bahamas, Barbados, Bermuda, the British Virgin Islands, the Cayman Islands, any of the Channel Islands, France, any other member of the European Union or the Netherlands Antilles, and assumes by a supplemental indenture the due and punctual payments on the debt securities and the performance of our covenants and obligations under the indentures,

(2) immediately after giving effect to the transaction, no default or event of default under the indentures has occurred and is continuing or would result from the transaction,

(3) in the case of the second bullet point under clause (1) above, in the event that the resulting entity is organized in a jurisdiction other than the United States, any state thereof or the District of Columbia that is different from the jurisdiction in which the obligor on the debt securities was organized immediately before giving effect to the transaction:

•	such resulting entity delivers to the trustee an opinion of counsel stating that (a) the obligations of the resulting entity under the applicable indenture are enforceable under the laws of the new jurisdiction of its formation subject to customary exceptions and (b) the holders of the debt securities will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the transaction and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such transaction had not occurred,

•	the resulting entity agrees in writing to submit to New York jurisdiction and appoints an agent for the service of process in New York, each under terms satisfactory to the trustee, and

•	our board of directors or the comparable governing body of the resulting entity determines in good faith that such transaction will not adversely affect the interests of the holders of the debt securities in any material respect and a board resolution to that effect is delivered to the trustee.

This covenant will not apply to any merger of another entity into us. Upon any transaction of the type described in and effected in accordance with this section, the resulting entity will succeed to and be substituted for and may exercise all of our rights and powers under the indenture and the debt securities with the same effect as if the resulting entity had been named as us in the indenture. In the case of any asset transfer or disposition other than a lease, when the resulting entity assumes all of our obligations and covenants under the applicable indenture and the debt securities, we will be relieved of all such obligations.

Events of Default

Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	our failure to pay interest on any debt security of that series for 30 days when due;

•	our failure to pay principal of or any premium on any debt security of that series when due;

•	our failure to deposit any sinking fund payment for 30 days when due;

•	our failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of debt securities) for 60 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of us; and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under any other series. If a default or event of default for any series of debt securities occurs, is continuing and is known to the trustee, the trustee will notify the holders of applicable debt securities within 90 days after it occurs. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interests of the holders of those debt securities.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of our company occurs, the principal of and accrued and unpaid interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration has been made, the holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement and its consequences.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered to the trustee indemnity satisfactory to it. Subject to this provision for indemnification, the holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) generally may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs.

The indentures require us to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indentures and as to any default in performance.

Modification and Waiver

We and the trustee may supplement or amend each indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (voting as one class). Without the consent of the holder of each debt security affected, however, no modification may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security;

•	waive a continuing default or event of default regarding any payment on the debt securities; or

•	if applicable, make any change that materially and adversely affects the right to convert any debt security.

We and the trustee may supplement or amend each indenture or waive any provision of that indenture without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, or to add any guarantees of or obligors on, any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any series of debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; and

•	to establish the form or terms of any debt securities and to accept the appointment of a successor trustee, each as permitted under the indenture.

The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance and Discharge

Defeasance.  When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If we deposit with the trustee under an indenture any combination of money or government securities sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to debt securities of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with specified restrictive covenants with respect to the debt securities of that series, the covenant described under “— Consolidation, Merger and Sales of Assets” and other specified covenants under the applicable indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Under current U.S. federal income tax law, legal defeasance would likely be treated as a taxable exchange of debt securities to be defeased for interests in the defeasance trust. As a consequence, a United States holder would recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the defeasance trust, and thereafter would be required to include in income a share of the income, gain or loss of the defeasance trust. Under current U.S. federal income tax law, covenant defeasance would not be treated as a taxable exchange of such debt securities.

Satisfaction and Discharge.  In addition, an indenture will cease to be of further effect with respect to the debt securities of a series issued under that indenture, subject to exceptions relating to compensation and indemnity of the trustee under that indenture and repayment to us of excess money or government securities, when:

•	either

•	all outstanding debt securities of that series have been delivered to the trustee for cancellation; or

•	all outstanding debt securities of that series not delivered to the trustee for cancellation either:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year; and

•	we have deposited with the trustee any combination of money or government securities in trust sufficient to pay the entire indebtedness on the debt securities of that series when due; and

•	we have paid all other sums payable by us with respect to the debt securities of that series.

Governing Law

New York law will govern the indentures and the debt securities.

The Trustees

The Bank of New York Mellon Trust Company, N.A. is the trustee under the senior indenture. The Bank of New York serves as trustee with respect to $500 million aggregate principal amount of our debt securities as of September 30, 2008. The Bank of New York and its affiliates may perform certain commercial banking services for us from time to time for which they receive customary fees. We will name the trustee under the subordinated indenture in the applicable prospectus supplement.

Each indenture contains limitations on the right of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. If, however, the trustee acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Payment and Paying Agents

Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York; Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons. Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent designated by us. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require payment of any transfer tax or similar governmental charge payable for that registration.

We will appoint the trustee as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption of debt securities of a series or any repurchase of debt securities of a series required under the terms of the series, we will not be required to register the transfer or exchange of:

•	any debt security of that series during a period beginning 15 business days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security of that series that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock, preferred stock, certificate of incorporation and bylaws is a summary only and is subject to the complete text of our certificate of incorporation and bylaws and the rights agreement we have entered into with American Stock Transfer & Trust Company, as rights agent, which we have filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all of the directors standing for election.

Our common stock carries no preemptive or other subscription rights to purchase shares of our stock and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund. Holders of our common stock will be entitled to dividends in the amounts and at the times declared by our board of directors out of funds legally available for the payment of dividends.

If we are liquidated, dissolved or wound up, the holders of our common stock will share pro rata in our assets after satisfaction of all of our liabilities and the prior rights of any outstanding class of our preferred stock.

Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue shares of preferred stock in one or more series and to fix the number of shares and terms of each series. The board may determine the designation and other terms of each series, including, among others:

•	dividend rights;

•	voting powers;

•	preemptive rights;

•	conversion rights;

•	redemption rights; and

•	liquidation preferences.

The prospectus supplement relating to any series of preferred stock we are offering will include specific terms relating to the offering. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could reduce the relative voting power of holders of our common stock. It also could affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.

For purposes of the rights plan described below, our board of directors has designated 4,000,000 shares of preferred stock to constitute the Series A Junior Participating Preferred Stock. For a description of the rights plan, please read “— Stockholder Rights Plan.”

Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that could delay or make more difficult the acquisition of control of us through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock.

Authorized but Unissued Stock

We have 400,000,000 authorized shares of common stock and 50,000,000 authorized shares of preferred stock. One of the consequences of our authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of us. If, in the exercise of its fiduciary obligations, our board of directors determined that a takeover proposal was not in our best interest, the board could authorize the issuance of those shares without stockholder approval. The shares could be issued in one or more transactions that might prevent or make the completion of a proposed change of control transaction more difficult or costly by:

•	diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

•	creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board; or

•	effecting an acquisition that might complicate or preclude the takeover.

In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of the authorized and unissued preferred stock. Our board could establish one or more series of preferred stock that entitle holders to:

•	vote separately as a class on any proposed merger or consolidation;

•	cast a proportionately larger vote together with our common stock on any transaction or for all purposes;

•	elect directors having terms of office or voting rights greater than those of other directors;

•	convert preferred stock into a greater number of shares of our common stock or other securities;

•	demand redemption at a specified price under prescribed circumstances related to a change of control of our company; or

•	exercise other rights designed to impede a takeover.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our certificate of incorporation provides that no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be taken by written consent of stockholders in lieu of a meeting, and that special meetings of stockholders may be called only by the board of directors, the chairman of the board or the president. These provisions of the certificate of incorporation may only be amended or repealed by a vote of 80% of the voting power of our outstanding common stock.

Amendment of the Bylaws

Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our certificate of incorporation and bylaws grant our board of directors the power to adopt, amend and repeal our bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors then in office. Our stockholders may also adopt, amend or repeal our bylaws by a vote of a majority of the voting power of our outstanding voting stock.

Removal of Directors

Directors may be removed with or without cause by a vote of a majority of the voting power of our outstanding voting stock. A vacancy on our board of directors may be filled by a vote of a majority of the directors in office or by the stockholders, and a director elected to fill a vacancy serves until the next annual meeting of stockholders.

Advance Notice Procedure for Director Nominations and Stockholder Proposals

Our bylaws provide the manner in which stockholders may give notice of business to be brought before an annual meeting. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to, or mailed and received at, our principal office not less than 120 days prior to the scheduled annual meeting date (regardless of any postponements of the annual meeting to a later date). If the date of the scheduled annual meeting differs by more than 30 days from the date of the previous year’s annual meeting, and if we give less than 100 days’ prior notice or public disclosure of the scheduled annual meeting date, then notice of an item to be brought before the annual meeting may be timely if it is delivered or received not later than the close of business on the 10th day following the earlier of notice to the stockholders or public disclosure of the scheduled annual meeting date.

The notice must set forth, as to each item to be brought before the annual meeting, a description of the proposal and the reasons for conducting such business at the annual meeting, the name and address, as they appear on our books, of the stockholder proposing the item and any other stockholders known by the stockholder to be in favor of the proposal, the number of shares of each class or series of capital stock beneficially owned by the stockholder as of the date of the notice, and any material interest of the stockholder in the proposal.

These procedures may limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Stockholder Rights Plan

We have adopted a preferred share purchase rights plan. Under the plan, each share of our common stock will include one right to purchase preferred stock. The rights will separate from the common stock and become exercisable (1) ten days after public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of our outstanding common stock or (2) ten business days following the start of a tender offer or exchange offer that would result in a person’s acquiring beneficial ownership of 15% of our outstanding common stock. A 15% beneficial owner is referred to as an “acquiring person” under the plan. The board of directors has taken action under the plan to reduce the applicable percentage of beneficial stock ownership that triggers the plan, only as it applies to Seadrill Limited and its affiliates and associates, from 15% to 10%.

Our board of directors can elect to delay the separation of the rights from the common stock beyond the ten-day periods referred to above. The plan also confers on our board the discretion to increase or decrease the level of ownership that causes a person to become an acquiring person. Until the rights are separately distributed, the rights will be evidenced by the common stock certificates and will be transferred with and only with the common stock certificates.

After the rights are separately distributed, each right will entitle the holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock for a purchase price of $50. The rights will expire at the close of business on September 30, 2011, unless we redeem or exchange them earlier as described below.

If a person becomes an acquiring person, the rights will become rights to purchase shares of our common stock for one-half the current market price, as defined in the rights agreement, of the common stock. This occurrence is referred to as a “flip-in event” under the plan. After any flip-in event, all rights that are beneficially owned by an acquiring person, or by certain related parties, will be null and void. Our board of directors has the power to decide that a particular tender or exchange offer for all outstanding shares of our common stock is fair to and otherwise in the best interests of our stockholders. If the board makes this determination, the purchase of shares under the offer will not be a flip-in event.

If, after there is an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our assets, earning power or cash flow are sold or transferred, each holder of a right will have the right to purchase shares of the common stock of the acquiring company at a price of one-half the current market price of that stock. This occurrence is referred to as a “flip-over event” under the plan. An acquiring person will not be entitled to exercise its rights, which will have become void.

Until ten days after the announcement that a person has become an acquiring person, our board of directors may decide to redeem the rights at a price of $.01 per right, payable in cash, shares of our common stock or other consideration. The rights will not be exercisable after a flip-in event until the rights are no longer redeemable.

At any time after a flip-in event and prior to either a person’s becoming the beneficial owner of 50% or more of the shares of our common stock or a flip-over event, our board of directors may decide to exchange the rights for shares of our common stock on a one-for-one basis. Rights owned by an acquiring person, which will have become void, will not be exchanged.

Other than provisions relating to the redemption price of the rights, the rights agreement may be amended by our board of directors at any time that the rights are redeemable. Thereafter, the provisions of the rights agreement other than the redemption price may be amended by the board of directors to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the rights agreement. No amendment to lengthen the time period for redemption may be made if the rights are not redeemable at that time.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us even if the acquisition may be favorable to the interests of our stockholders. Because the board of directors can redeem the rights or approve a tender or exchange offer, the rights should not interfere with a merger or other business combination approved by the board.

Limitation of Liability of Officers and Directors

Our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

•	for any breach of the duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	for unlawful payment of a dividend or unlawful stock purchases or redemptions; and

•	for any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Delaware Anti-Takeover Law

We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•	the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any combination of debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities on a delayed or continuous basis in and outside the United States through underwriters or dealers as designated from time to time, directly to purchasers, through agents or through a combination of these methods.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL OPINIONS

Certain legal matters in connection with this offering will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Pride International, Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2007 consolidated financial statements refers to a change in the method of accounting for uncertain tax positions in 2007 and a change in the method of accounting for defined benefit pension and other postretirement plans and share-based payments in 2006.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Web site.

We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2007;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	our current reports on Form 8-K filed with the SEC on January 25, 2008, February 26, 2008, April 25, 2008, May 20, 2008 (as amended by a Form 8-K/A filed on May 30, 2008), July 8, 2008 and August 28, 2008, in each case other than information furnished under Item 2.02 or 7.01 of Form 8-K; and

•	the description of our common stock (including the related preferred share purchase rights) contained in our current report on Form 8-K filed with the SEC on September 28, 2001, as we may update that description from time to time.

You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Pride International, Inc.
5847 San Felipe, Suite 3300
Houston, Texas 77057
Attention: Investor Relations Department
Telephone: (713) 789-1400

$1,200,000,000

$900,000,000 6 7/8% Senior Notes due 2020
$300,000,000 7 7/8% Senior Notes due 2040

Prospectus Supplement
August 3, 2010

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